Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-213141, 333-210715, 333-204079, 333-203532, and 333-223904 on Form S-8 of our report dated March 29, 2023 relating to the consolidated financial statements of Prosper Marketplace, Inc. and subsidiaries, and our report dated March 29, 2023 relating to the consolidated financial statements of Prosper Funding LLC (a wholly owned subsidiary of Prosper Marketplace, Inc.) and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to certain related party transactions with its parent, Prosper Marketplace, Inc.) appearing in this Annual Report on Form 10-K of Prosper Marketplace, Inc. and Prosper Funding LLC for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
San Francisco, California
March 29, 2023